 Exhibit 10.2

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into,

BETWEEN:

STREAMEX CORP., a company incorporated under the laws of the State of Delaware and having an office at 2431 Aloma Ave., Suite 243, Winter Park, Florida 32792.

(the “Company”)

OF THE FIRST PART

AND:

HENRY McPHIE, a person with a residence at 240 Sandringham Crescent North Vancouver BC, V7N 2R6.

(the “Employee”)

OF THE SECOND PART

(collectively, the “Parties”)

WHEREAS:

A.	The Company is a fintech company operating in the commodities and blockchain spaces that is developing tokenization infrastructure, a financing tool and exchange for commodities, and other real-world assets.

B.	The Company and the Employee wish to continue the Employee’s employment relationship on the terms and conditions described in this Agreement;

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.	EMPLOYMENT

1.1. Effective Date. This Agreement shall be effective as of the date that the Board of Directors of the Company (the “Board”), following approval of the Compensation Committee of the Board, approves this Agreement via resolution or otherwise (the “Effective Date”). For the avoidance of doubt, this Agreement shall not be effective until Board approval is granted.

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1.2.	Term. The Employee’s employment will continue indefinitely until terminated in accordance with section 4 below (the “Term”).

1.3.	Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company.

1.4.	Duties and Reporting. The Executive shall report directly to the Company’s Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position, as may be assigned by the Company from time to time.

1.5.	Devotion of Time. The Employee hereby agrees to devote sufficient attention, abilities and energy to the faithful performance of the duties of the position and to the promotion of the business and affairs of the Company and shall not engage in any other work for remuneration without the written consent of the Board. The Employee agrees not to engage in any other employment or business activity which would either interfere with the Employee’s ability to perform their duties under this Agreement or place the Employee into a conflict of interest without prior written authorization by the Company. The Employee agrees to conduct themselves in a diligent, competent and businesslike manner, and will at all times act faithfully, honestly, and in a manner consistent with the best interests of the Company. Notwithstanding the foregoing, nothing shall preclude the Employee from engaging in professional, educational, religious, civic, charitable or similar types of activities, community affairs and/or managing the Employee’s (or the Employee’s family’s) personal investments and affairs, provided that these activities do not interfere or conflict with the performance of the Employee’s duties and responsibilities hereunder.

1.6.	Conflict of Interest. The Employee will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Employee for determination by the Company, acting reasonably.

1.7.	Location of Performance of Work. The position will be fully remote. At the request of the Company and subject to the below, the Employee will work from the Company’s office, located at 2431 Aloma Avenue, Suite 243, Winter Park, Florida 32702 for reasonable periods of time.

1.8.	Company Policies and Procedures. The Employee will comply with all lawful policies, rules and procedures established by the Company from time to time that have been provided to the Employee in advance, including any future revisions of such policies, rules and procedures.

2.	COMPENSATION

2.1.	Salary. For 2026, the Company shall pay the Employee a gross annual salary of USD $350,000, payable by equal semi-monthly installments in arrears. For all purposes of this Agreement, “Annual Salary” means the remuneration described in this section 2.1 (subject to adjustment as provided below), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature. At Employee’s election, the Annual Salary and any Annual Bonus (as set forth below) may be paid in a reasonably equivalent amount of Canadian dollars. Subject to availability and regulatory considerations, if elected, if elected, the Employee will be allowed to receive up to 50% of the Annual Salary paid in GLDY. Effective January 1 of each year, the Employee’s Annual Salary will be increased by at least the percentage change in the United States Bureau of Labor Statistics Employment Cost Index: Wages and Salaries for Private Industry Workers in Management, Business, and Financial Occupations (Not Seasonally Adjusted) [Series ID CIU2020000110000I] (the “Index”), measured over the 12-month period ending with the most recently published Index value available immediately before January 1. If the Index is discontinued or materially altered, the parties will in good faith select a successor index that most closely approximates the measurement properties of the Index.

2.1.1	One-Time Salary Adjustment Bonus. In recognition of the increase in the Employee’s Annual Salary from USD $225,000 to USD $350,000 effective April 1, 2026, the Company shall pay the Employee a one-time bonus equal to the prorated difference between such salaries for the period from January 1, 2026 through April 1, 2026. The parties acknowledge that such amount equals USD $31,250, which shall be paid to the Employee within thirty (30) days following the Effective Date of this Agreement, subject to applicable tax withholdings.

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2.2.	Review. The Company shall review the Annual Salary annually and shall make any adjustments it determines are reasonable and as approved by the Board, who shall take into account, but shall not be limited to considering, the Employee’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. In no case shall the Annual Salary be reduced, unless by mutual agreement, such agreement to be in writing.

2.3.	Annual Bonus. Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Employee shall be entitled to an annual bonus (the “Annual Bonus”) each year during the Employee’s employment based on the Employee’s achievement on the performance of the individual performance goals established by the Company and Employee at the start of the year. For the 2026 fiscal year, the Employee shall be entitled to a minimum Annual Bonus of no less than USD $100,000. Except as otherwise set forth in this Section 2.3 and in Sections 4.3 and 4.4 below, the employee must remain employed through the last day of the relevant fiscal year in order to be eligible to receive any Annual Bonus for that fiscal year. Any Annual Bonus shall be payable to the Employee when annual bonuses are normally paid to employees of the Company following the end of the relevant fiscal year, but in no event later than July 1st of the calendar year next following the end of the fiscal year to which the Annual Bonus relates (“Annual Bonus Payment Date”). Notwithstanding the foregoing, in the event of a Change in Control prior to the payment of an Annual Bonus for any fiscal year, the Annual Bonus for that fiscal year shall be paid to the Employee upon the occurrence of the Change in Control. In the event of a Change in Control, the Annual Bonus for the fiscal year in which such Change in Control occurs shall be at least 100% of the Employee’s Annual Salary for that fiscal year. Subject to availability and regulatory considerations, if elected, if elected, the Employee will be allowed to receive the Annual Bonus paid in GLDY. Notwithstanding anything to the contrary herein, any Annual Bonus and other incentive compensation paid to the Employee shall be subject to any clawback or recoupment policy adopted by the Company, including any policy adopted to comply with applicable law or stock exchange listing requirements, including without limitation the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, and the Employee agrees to promptly return any amounts subject to recovery under any such policy.

2.4.	Equity Incentive Awards.

(a) Existing Equity Incentive Awards. Subject to Section 2.4(f), any equity incentive awards granted by the Company or its subsidiaries to the Employee prior to the Effective Date will otherwise remain outstanding in accordance with their existing terms.

(b) 2026 Equity Incentive Award. Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”), within thirty (30) days following the Effective Date, the Company will grant the Employee a performance-based restricted stock unit award covering one million five hundred thousand (1,500,000) shares of the Company’s common stock (the “2026 PSU Award”), divided into five (5) equal tranches of three hundred thousand (300,000) shares each. Each tranche will vest upon the Company’s cumulative sales of GLDY reaching the corresponding milestone, as follows: Tranche 1 — US$250,000,000; Tranche 2 — US$500,000,000; Tranche 3 — US$1,000,000,000; Tranche 4 — US$2,000,000,000; Tranche 5 — US$3,000,000,000. Cumulative GLDY sold shall be measured by the Company in good faith and certified by the Compensation Committee. Subject to the Employee’s continuous employment through the date the applicable milestone is achieved, each tranche will vest upon certification by the Compensation Committee that the applicable cumulative sales milestone has been achieved; provided, however, that the 2026 PSU Award will become fully vested upon (i) a Protected Termination, or (ii) a Change in Control. Any tranche of the 2026 PSU Award that has not vested on or before the tenth (10th) anniversary of the Effective Date shall be forfeited.

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(c) Post-2026 Annual Equity Incentive Award. For fiscal years after the Company’s 2026 fiscal year, the Employee will be entitled to participate in any equity incentive plan maintained by the Company for the benefit of its executives.

(d) Market Capitalization Milestone Bonus. Employee shall be eligible for one-time awards as follows under the Company’s shareholder-approved equity plan upon the Company achieving and maintaining fully diluted market capitalization levels of $50 billion, $100 billion, and $500 billion, based on a VWAP over a trailing, consecutive thirty (30) trading day period ending with and inclusive of such given date. Any such awards shall be subject to shareholder-approved equity plan limits and applicable law.

Market Capitalization Milestone	Award	Vesting Condition
$50 billion	One-time bonus of the equivalent of $100,000,000 payable in cash or shares at Board’s election; and 5,000,000 shares.	Market cap ≥ $50B for 30 consecutive trading days

$100 billion

One-time bonus of the equivalent of $250,000,000 payable in cash or shares at Board’s election; and one-time cash bonus of $50,000,000 payable in cash or shares at Employee’s election; and 10,000,000 shares.

Market cap ≥ $100B for 30 consecutive trading days

$500 billion

One-time bonus of the equivalent of $500,000,000 payable in cash or shares at Board’s election; one-time cash bonus of $250,000,000 payable in cash or shares at Employees election; and 20,000,000 shares

Market cap ≥ $500B for 30 consecutive trading days

(e) Withholding Taxes. Unless otherwise elected by the Employee, any federal, state, local or other taxes required to be withheld by the Company or its subsidiaries in respect of any taxable event relating to any equity incentive award described in this Section 2.4 shall be satisfied by the Company withholding a number of shares of the Company’s common stock subject to the applicable equity incentive award having a fair market value equal to the amount of taxes required to be withheld by the Company or its subsidiaries. The Employee shall have the option to designate the applicable withholding tax rate. In the absence of an election by the Employee, the maximum applicable federal personal income tax rate (and any other applicable jurisdictions) shall be applied.

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(f) Adjustments. If, prior to the grant of any restricted stock units or performance-based restricted stock units pursuant to Section 2.4(a) or 2.4(b), there is (i) any change in the outstanding shares of the Company’s stock due to a stock dividend or distribution, a subdivision of the outstanding shares, a combination or consolidation of the outstanding shares into a lesser number of shares, a reclassification, an exchange of shares, or any other increase or decrease in the number of outstanding shares of the Company’s stock effected without the receipt of consideration by the Company, or (ii) the declaration of an extraordinary dividend payable in a form other than shares of the Company’s stock, a recapitalization, a merger, a reorganization, or a similar occurrence affecting the Company’s stock, then proportionate and equitable adjustments will automatically be made to the number or kind of shares to be covered by any restricted stock unit award or performance-based restricted stock unit award to be granted pursuant to Sections 2.4(a) and 2.4(b) in order to preserve the original intent of this Agreement.

2.5.	Benefits. During the Term, the Employee will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than the benefits provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan, appliable law, and the terms and conditions of this Agreement.

2.6.	Incentive Plans. The Employee shall be entitled to participate in any other incentive programs for the Company’s employees, including, without limiting the generality of the foregoing, restricted share units, share option plans, share purchase plans, profit sharing or bonus plans from time to time pursuant to the terms and conditions of such incentive plan.

2.7.	Vacation. The Employee shall be entitled to six weeks of vacation each calendar year, or such greater amount as the Company may approve. Such vacation is to be taken by the Employee in each calendar year at mutually convenient times and should not be accrued or carried over into the next or subsequent years without the consent of the Company. Should the employee work weekends or travel over the course of the weekend on behalf of the company, the employee shall be entitled to “comp time” in the form of additional paid time off. Comp time must be used within the same calendar year or 90 days from such date, whichever is longer.

2.8.	Expenses. The Employee shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Employee in the discharge of duties for the Company. The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company. If, during the Term, any dispute arises between Employee and the Company regarding this Agreement, any other agreements governing Employee’s equity or compensation, or Employee’s employment with the Company, the Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such dispute, but only if Employee prevails to a substantial extent with respect to Employee’s claims or defenses brought and pursued in connection with such dispute. The Company shall pay such reimbursement as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses.

2.9.	Statutory Deductions and Taxes. The Company will be entitled to withhold from any compensation, benefits or amounts payable under this Agreement, all applicable federal or state, and local taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.

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2.10.	Indemnification. The Company shall fully indemnify and hold the Employee harmless to the maximum extent permitted under applicable law for any act(s) and/or omission(s) of the Employee in the course of the Employee’s employment, officer service, Board service, or the like. For any matter subject to indemnification by the Company under this Section, the Company will be responsible for directly and timely paying, in full, all costs and expenses the Employee (or his estate) incurs to engage and retain a law firm and/or attorney of the Employee’s choice to represent the Employee (or his estate) in connection with such matter, including all attorneys’ fees, costs, and associated expenses. For the avoidance of doubt, the Employee’s indemnification rights under this Section will survive any termination of the Employee’s employment with the Company and/or any termination of this Agreement and, in the event of the Employee’s death, will extend to the Employee’s estate.

2.11.	Directors’ and Officers’ Insurance. The Company will at all times, at its expense, obtain and maintain commercially reasonable and appropriate directors’ and officers’ liability insurance (including Side A coverage) covering the Employee, in such form and with such limits as are customarily maintained by similarly situated public companies, and will continue to provide such coverage (or equivalent “tail” coverage) sufficient to fully protect the Employee following the Employee’s termination of employment.

2.12.	Tax Gross-Up. If at any time the Employee’s shares in BST Sub ULC, a British Columbia unlimited liability company (or any successor entity), are exchanged for shares of the Company without the Employee’s written consent, then the Company will provide the Employee with a tax gross-up payment. The amount of the tax gross-up payment will equal the amount of any federal, state, local or foreign taxes imposed on the Employee as a result of the exchange, including the amount of additional taxes imposed on the Employee due to the Company’s payment of the initial taxes. The tax gross-up payment will be paid to the Employee within thirty days following the date the Employee remits the related taxes to the applicable taxing authorities, subject to the Employee providing the Company with reasonable evidence relating to the determination of the amount of taxes owed by the Employee as a result of the exchange and the Employee’s payment of the related taxes.

2.13.	Attorneys’ Fees. The Company will reimburse the Employee for any reasonable costs and expenses, including attorneys’ fees, incurred by the Employee in connection with the review, negotiation, preparation, and entering into of this Agreement, subject to the Employee providing the Company with reasonable evidence of any such costs and expenses. Any reimbursement, less applicable deductions and withholdings, will be paid to the Employee within one hundred twenty (120) days following the Effective Date.

3.	ADDITIONAL OBLIGATIONS OF THE EMPLOYEE

[reserved]

3.2.	Business Opportunities. The Employee agrees to communicate at once to the Company, via the CEO, all relevant business opportunities which the Employee reasonably feels may be of interest to the Company based on the Company’s strategy as articulated at the time, and which come to the Employee in their capacity as such or otherwise in the course of the Company’s business.

4.	RESIGNATION AND TERMINATION

4.1.	Accrued Obligations. Upon termination of Employee’s employment for any reason, Employee shall receive (a) Employee’s unpaid Annual Salary through the date of termination; (b) all of Employee’s accrued, but unused vacation and/or paid time off time; (c) any unpaid expense reimbursements accrued by Employee as of the date of termination; and (d) any earned but unpaid Annual Bonus from a prior fiscal year ((a) through (d), the “Accrued Obligations”).

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4.2.	Resignation without Good Reason. If the Employee resigns from the Company without Good Reason, the Employee will be required to provide the Company with one month’s advance written notice of the Employee’s resignation. This notice may be waived in whole or in part by the Company.

4.3.	Protected Termination. In the event of a Protected Termination, and provided that Employee executes and does not revoke a separation agreement containing a full general release, covenant not to sue, and other terms acceptable to the company and continues to comply with Employee’s obligations pursuant to this Agreement, in addition to the Accrued Obligations, Employee shall also receive: (a) an amount equal to twelve (12) months’ of Employee’s then in-effect Annual Salary (or, if such termination is due to Employee resigning for Good Reason as a result of a reduction in Employee’s Annual Salary, the Annual salary in effect prior to such reduction); (b) continued health, dental, and vision coverage (or reimbursement for the cost thereof) in accordance with this Agreement for a period of twelve (12) months following the date of termination; (c) a prorated Annual Bonus for the year of termination; and (d) full accelerated vesting of any unvested RSUs or other equity granted to Employee by the Company.

4.4.	Death or Disability. In the event of a termination of Employee’s employment as a result of Employee’s death or Disability, in addition of the Accrued Obligations, Employee (or Employee’s estate) shall also receive a prorated Annual Bonus for the year of termination.

4.5.	Return of Property. On the cessation of employment for any reason, the Employee agrees to deliver to the Company all documents, statements, records, plans and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in the Employee’s possession or control. Notwithstanding anything to the contrary in this Agreement, Employee may retain Employee’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.) and copies of documents related to Employee’s compensation and benefits.

5.	MISCELLANEOUS

5.1.	Applicable Laws. This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the State of Florida.

5.2.	Employee Information. The Employee acknowledges that the Company will be collecting, using and disclosing personal employee information for the purposes of establishing, managing or terminating Employee’s employment relationship with the Company in accordance with applicable privacy law and the Employee hereby consent to such collection, use and disclosure.

5.3.	Time. Time shall be of the essence of this Agreement.

5.4.	[Reserved]

5.5.	Entire Agreement and Termination of Prior Agreements. This Agreement represents the entire agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements between the parties, including the previous Employment Agreement between the Employee and the Company (the “Prior Agreement”). The parties agree that the Prior Agreement is terminated as of the Effective Date of this Agreement. Except as otherwise expressly provided herein, any equity incentive awards previously granted to the Employee shall remain outstanding and shall continue to be governed by the terms of the applicable equity plan and award agreements.

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5.6	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

5.7.	Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

5.8.	Severance. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision, and all other provisions of this Agreement shall continue in full force and effect.

5.9.	Independent Legal Advice. The Employee acknowledges that the Employee has been given a full opportunity to review this Agreement, has understood it, has obtained or had the opportunity to obtain independent legal advice in respect of this Agreement and is signing it voluntarily.

5.10.	409A Compliance.

(a)	In General. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

(b)	Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Employee’s termination or, if earlier, the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Employee’s separation from service occurs shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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(c)	Reimbursements. In the case of any reimbursements (or in-kind benefits) provided for under the Agreement that are subject to, and not exempt from Section 409A, (i) the amount of expenses eligible for reimbursement (or in-kind benefits provided) during a calendar year will not affect the expenses eligible for reimbursement (or in-kind benefits to be provided) in any other calendar year, (ii) any reimbursement will in any case be made on or before December 31st of the calendar year following the calendar year in which the eligible expense was incurred, and (iii) the right to reimbursement (or in-kind benefits) will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Section 2.12 will govern any tax gross-up to be provided pursuant to Section 2.12.

5.11	Definitions. As used herein,

“Cause” means (i) Employee’s gross negligence or willful misconduct which results in material harm to the Company; (ii) Employee’s persistent and willful failure to observe, perform or fulfill any material duties or material obligations to the Company following written notice from the Company describing such failure; or (iii) Employee’s conviction of a felony (non-vehicular) or crime of moral turpitude, (iv) the Employee’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (v) the Employee’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. With respect to the preceding items (i), (ii), (iv), and (v), no Cause shall exist unless the Company has provided Employee with written notice of termination describing the particular circumstances giving rise to Cause, and has provided the Employee with the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If the Employee so effects a cure, the notice of Cause shall be deemed rescinded and of no force or effect.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	any Exchange Act Person (as defined below) becomes (including through a series of transactions occurring within a twelve (12) month period ending on the date of most recent transaction by such person) the beneficial owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities;

(ii)	there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

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(iii)	a majority of the Company’s directors is replaced during any twelve (12) month period by new directors whose appointment is not endorsed by a majority of the Board before the appointment;

(iv)	Any Exchange Act Person acquires (or has acquired within a twelve (12) month period ending on the date of most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions;

(v)	the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; and

(vi)	there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition

To the extent required to comply with Section 409A, a Change in Control will be considered to have occurred only to the extent that the event or transaction represents a “change in control event” under Section 409A.

“Disability” means Employee’s incapacity due to physical or mental illness or injury as determined in writing and in good faith by a qualified independent physician, mutually acceptable to Employee and the Company, that Employee shall have been unable to perform Employee’s duties hereunder for a period of one hundred and eighty (180) consecutive days.

“Exchange Act Person” means any natural person, entity or “group” (a “Group”) (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of which the Employee is not a part, except that “Exchange Act Person” shall not include (A) the Company or any subsidiary thereof (“Subsidiary”), (B) any employee benefit plan of the Company or of any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; or (E) any other natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Adoption Date, is the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“Good Reason” means the termination of employment by Employee as a result of the existence or occurrence of one or more of the following conditions or events: (i) a material diminution in Employee’s Annual Salary or Annual Bonus; (ii) a material diminution in Employee’s authority, duties, job title, board position, or responsibilities, or a change to Employee’s reporting structure; (iii) a material change to the geographic location at which Employee must provide the services; (iv) the failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement; or (v) any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement or any other agreement between Employee and the Company. No Good Reason shall exist unless Employee has given written notice to the Company within ninety (90) days of the existence of the Good Reason condition(s) and until the Company has had thirty (30) days to cure such event after the date of Employee’s written notice. Notwithstanding anything to the contrary contained in this Agreement, any other agreement between Employee and the Company, or any other equity, incentive, or deferred compensation plan applicable to Employee, Employee’s resignation with Good Reason hereunder shall be treated as a termination of Employee’s employment by the Company without Cause and, in the event of Employee’s resignation with Good Reason, Employee shall be entitled to receive all compensation and benefits available to Employee in the event of a without Cause.

“Protected Termination” means a termination by the Company without Cause or by the Employee for Good Reason.

(The remainder of this page intentionally left blank. Signature page to follow.)

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IN WITNESS WHEREOF the parties have executed this Agreement, effective as of the date of the first signature below.

STREAMEX CORP.:

By:	/s/ Morgan Lekstrom	May 1, 2026
	Morgan Lekstrom, Interim Executive Chairman	Date

THE EMPLOYEE:

/s/ Henry McPhie		May 1, 2026
Henry McPhie		Date

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